================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            GRIP TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                            GRIP TECHNOLOGIES, INC.
                          10 CORPORATE PARK, SUITE 130
                         IRVINE, CALIFORNIA  92606-1540


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 19, 1997



  The Annual Meeting of Shareholders of Grip Technologies, Inc. (the "Company") will be held at 4100 Newport Place, Third Floor Conference Center, Newport Beach, California on December 19, 1997 at 10:00 a.m. for the following purposes:

1. To elect Sam G. Lindsay, James E. McCormick III, David W. Hardee, Luther H. Hodges, Jr. and Geoffrey S.P. Madden as directors of the Company, each to serve until the next Annual Meeting of Shareholders and until his successor has been duly elected and qualified; and

2. To transact such other business as may properly come before the meeting and any adjournments thereof.

  The Board of Directors has fixed the close of business on October 31, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

                                By Order of the Board of Directors



                                James E. McCormick III
Dated: November 25, 1997         Corporate Secretary


================================================================================
Whether or not you presently plan to attend the Annual Meeting, in order to ensure your representation please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). If you attend the meeting and wish to vote in person, your proxy will not be used.
================================================================================

                            GRIP TECHNOLOGIES, INC.

                          10 CORPORATE PARK, SUITE 130
                         IRVINE, CALIFORNIA  92606-1540

                              ------------------
                                PROXY STATEMENT
                              ------------------


     This Proxy Statement is furnished to the shareholders on behalf of the Board of Directors of Grip Technologies, Inc., a California corporation (the "Company"), for solicitation of proxies for use at the Annual Meeting of Shareholders to be held at 4100 Newport Place, Third Floor Conference Center, Newport Beach, California on December 19, 1997 at 10:00 a.m., and at any adjournments thereof.

     This Proxy Statement, Notice of Annual Meeting and the accompanying proxy card(s) are being first mailed to the shareholders on or about December 1, 1997. The Company's 1997 Annual Report is being mailed to shareholders concurrently with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

GENERAL INFORMATION

     The Board of Directors has fixed October 31, 1997 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On the Record Date, 6,187,592 shares of Common Stock of the Company (the "Common Stock") were outstanding and entitled to vote at the meeting. The Common Stock is the only class of stock of the Company that is entitled to vote at the Annual Meeting.

     Shareholders who own shares registered in different names or at different addresses may receive more than one proxy card. A shareholder must sign and return each of the proxy cards received to ensure that all of the shares owned by such shareholder are represented at the Annual Meeting. Each accompanying proxy card that is properly signed and returned to the Company and not revoked will be voted in accordance with the instructions contained therein. Any shareholder who gives a proxy has the power to revoke it at any time before it is exercised by delivery to the Corporate Secretary of the Company, either in person or by mail, of a written notice of revocation. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

     Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card(s) (or their substitutes) will vote FOR election of the Board of

Directors' nominees and in the proxy holders' discretion with regard to all other matters. Any unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the nominees of the Board of Directors, as indicated in the accompanying proxy card.

     The presence at the meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. The five nominees receiving the highest number of affirmative votes of the holders of the shares of Common Stock entitled to vote at the meeting will be elected as directors; votes against any director and votes withheld will have no legal effect.

     Votes cast by proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as the inspector of election for the meeting.

     Each share of Common Stock entitles the holder thereof to one vote on each matter to be voted on at the Annual Meeting. No shareholder shall be entitled to cumulate his or her votes except with respect to the election of directors. In connection with the election of directors, a shareholder may not cumulate his or her votes unless the candidate or candidates' names have been placed in nomination prior to the voting and at least one shareholder has given notice at the meeting prior to the voting of his or her intention to cumulate his or her votes. In exercising his or her cumulative voting rights, a shareholder may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder's shares are normally entitled, or distribute his or her votes on the same principle among as many candidates as the shareholder thinks fit.

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

     The following table sets forth, to the best knowledge of the Company, information as to each person known to the Company to have beneficially owned more than 5% of the Company's Common Stock as of October 31, 1997:

                                        Amount and Nature
         Name and Address of              of Beneficial          Percent of
        Beneficial Owner/(1)/             Ownership/(2)/       Class/(2)(3)/
        ---------------------            -----------------    --------------
Sam G. Lindsay                              2,151,667/(4)/            34.8%

David W. Hardee                               585,000/(5)/             9.3%

Third Century II                              500,000/(6)/             7.5%

Missouri State Employees Retirement           488,800/(7)/             7.7%
   System

J. Barrie Ogilvie                             480,000/(8)/             7.8%

Arkansas Teacher Retirement System            355,600/(9)/             5.7%

Minnesota State Board of Investment          320,000/(10)/             5.2%

-------
/(1)/ The mailing address of Messrs. Lindsay and Hardee is c/o Grip Technologies, Inc., 10 Corporate Park, Suite 130, Irvine, California 92606-1540. The mailing address of Third Century II is c/o Mr. Eric Nickerson, 1711 Chateau Court, Fallston, Maryland 21047. The mailing address of each of the pension fund investors listed is c/o Kennedy Capital Management, Inc., 425 N. New Ballas Road, Suite 181, St. Louis, Missouri 63141. The mailing address of Mr. Ogilvie is c/o Enviro-Tex Products, Inc., 283 Wilson St. E., Suite 410, Ancaster, Ontario, Canada L9G 2B8.

/(2)/ Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of October 31, 1997, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

/(3)/ The outstanding shares and the percent of class do not include 875,000 shares of Series A Convertible Preferred Stock, which are convertible into 875,000 shares of Common Stock at the present conversion ratio. If it were assumed that all of the shares of the Series A Convertible Preferred Stock had been converted into Common Stock, the percent of class would be: Mr. Lindsay, 30.5%; Mr. Hardee, 8.3%, Third Century II, 6.6%; Missouri State Employees Retirement System; 6.7%, Mr. Ogilvie; 6.8%, Arkansas Teacher Retirement System, 5.0%; and Minnesota State Board of Investment; 4.5%.

/(4)/ Excludes a five-year Stock Purchase Warrant to purchase 250,000 shares of Common Stock at $.5625 per share, which is not presently exercisable.

/(5)/ Includes 485,000 shares of Common Stock owned directly by Mr. Hardee and 100,000 shares of Series A Convertible Preferred Stock owned by Hardee Capital Partners L.P. which are immediately convertible into 100,000 shares of Common Stock. Mr. Hardee has the sole voting and dispositive power with respect to the shares owned by Hardee Capital Partners L.P. In addition, Mr. Hardee was granted a stock option to purchase 100,000 shares, at $.5625 per share, which is not presently exercisable.

/(6)/ Third Century II was issued a convertible promissory note, in the original principal amount of $500,000, which is convertible prior to maturity in May 1999 into 500,000 shares of Common Stock.

/(7)/ Includes a presently exercisable Stock Purchase Warrant to purchase 194,400 shares of Common Stock with an exercise price of $1.50 per share, which expires in September 1998.

/(8)/ Mr. Ogilvie has the right to earn up to an additional 320,000 shares of Common Stock pursuant to an earn-out formula based on the gross margins achieved by the Company during its fiscal years ending July 31, 1996, 1997 and 1998, which shares are not included in the above chart. No earn-out shares were earned during fiscal 1996 or 1997.

/(9)/ Includes a presently exercisable Stock Purchase Warrant to purchase 57,800 shares of Common Stock at $1.50 per share which expires in September 1998.

/(10)/ Includes a presently exercisable Stock Purchase Warrant to purchase 25,000 shares of Common Stock at $1.50 per share which expire in May 1998.

-----------------------


                             ELECTION OF DIRECTORS


    The Articles of Incorporation of the Company currently authorize a range between four and seven directors, the exact number of which is to be fixed by the Board of Directors between that range. The number of directors is currently fixed at six (6), but effective as of the date of the Annual Meeting, the number will be reduced to five. Each director is to be elected at the Annual Meeting and will hold office until the next Annual Meeting and until his successor is duly elected and has qualified. The Board of Directors has voted to recommend the election of the following persons as directors for a term of one year and until their successors are duly elected and qualified:


                                 Sam G. Lindsay
                             James E. McCormick III
                                David W. Hardee
                             Luther H. Hodges, Jr.
                              Geoffrey S.P. Madden


J. Barrie Ogilvie, a director who joined the Company in connection with its acquisition of USGRIPS, Inc., will not be nominated for reelection. Current members of the Board will continue to serve until the election and qualification of directors at the Annual Meeting.


     Unless authority to do so is withheld, the persons named in each proxy card (or their substitutes) will vote the shares represented thereby FOR the election of the director nominees named above. In case any of such nominees shall become unavailable for election to the Board of Directors, which is not anticipated, the persons named as proxies (or their substitutes) shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.

     The following brief statements contain biographical information with respect to each nominee for election as a director, including their principal occupations for at least the past five years, as of October 31, 1997.

  SAM G. LINDSAY, age 55, is, and has been, President, Chief Executive
Officer and a director of the Company since January 1994 and from January 1995 to February 1996 he also served as the Company's Chief Financial Officer. He is, and since September 1995, has been the President, Chief Executive Officer and a director of USGRIPS, Inc., a wholly-owned subsidiary of the Company. From February 1993 through July 1994, he was also the President, Chief Executive Officer and a director of GTI Manufacturing, Inc., a wholly-owed subsidiary of the Company which was merged into the Company in July 1994. In January 1975, Mr. Lindsay co-founded The Sammis Company, a real estate development and management firm. He initially served as Executive Vice President of the firm and later became President, in which capacity he remained until his departure in January 1991 to form the S. G. Lindsay Company, a real estate investment and consulting firm. Mr. Lindsay served as President and Chief Executive Officer of the S. G. Lindsay Company through December 1993.

  JAMES E. MCCORMICK III, age 49, is, and has been, the Corporate Secretary and a director of the Company since January 1994. He is, and since September 1995 has been, the Corporate Secretary and a director of USGRIPS, Inc., a wholly-owed subsidiary of the Company. From February 1993 through July 1994, he was also the Corporate Secretary and a director of GTI Manufacturing, Inc., a subsidiary of the Company which was merged into the Company in July 1994. Mr. McCormick has been engaged in the private practice of law for more than 20 years, specializing in corporate, securities and real estate matters.

  DAVID W. HARDEE, age 50, is, and has been, a director of the Company since December 1994. Since July 1992 he has been the General Partner of Hardee Capital Partners L.P., an investment partnership. In addition, since August 1994, Mr. Hardee has served as a director and, at various times, the President and Chief Executive Officer of Kleer Vu Industries, Inc., an inactive public shell corporation. At various times between August 1994 and November 1996, he served as a director, President and CEO of Kleer Vu Plastics Corporation and Proline Storage Corporation, the operating subsidiaries of Kleer Vu Industries, Inc., which were disposed of in November 1996. Prior to July 1992, Mr. Hardee was a senior partner of the Washington, D.C. law firm of Akin, Gump, Strauss, Hauer and Feld for eight years as head of its tax department.

  LUTHER H. HODGES, JR., age 61, is, and has been, a director of the Company since November 1997. Mr. Hodges is, and since 1990 has been, the Managing Member and one-third owner of The Caroline Company, LLC, a private investment firm. From 1980 to 1990, Mr. Hodges was Chairman of the Board and Chief Executive Officer of The National Bank of Washington, a federal banking association. From 1979 to 1980, Mr. Hodges served as Deputy Secretary of the U.S. Department of Commerce. He is a director of Search Financial Services, Inc., and Quest Products Corporation.

  GEOFFREY S.P. MADDEN, age 39, was appointed as a director of the Company in November 1997. He is, and has been, since 1989, a partner of Christman, Peters & Madden, a private investment banking firm which provides financial advisory, institutional corporate finance and other consulting services to middle-market companies in several different industries, including the sporting goods industry. Prior to founding Christman, Peters & Madden, Mr. Madden was a Vice President in the investment banking group of Bateman, Eichler, Hill Richards, Inc. a subsidiary of Kemper Insurance, from 1988 to 1989. From 1983 to 1987, Mr. Madden was an Associate in the Corporate Finance Department of E. F. Hutton & Company Inc.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES DESCRIBED ABOVE.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

  During the 1997 fiscal year, there were five meetings of the full Board of Directors and two meetings of committees of the Board. All of the directors were present at all of the meetings of the Board and meetings of Board committees of which they were members held during times they served on the Board or committee, except Mr. Ogilvie who did not participate in two meetings of the Board or either meeting of the committees upon which he served.

  The Audit Committee, which is composed of the following directors: Sam G. Lindsay, James E. McCormick III, David W. Hardee and J. Barrie Ogilvie, met once during fiscal 1997 to review the fiscal 1996 year-end financial results. The functions of the Audit Committee are to recommend engagement of the Company's independent auditors, to approve the services performed by such auditors, to consult with such auditors and review with them the results of their examination, to review and approve material accounting changes affecting the Company's operating results and to review the Company's control procedures and personnel, to review and evaluate the Company accounting principles and systems of internal accounting controls and to review related party transactions for potential conflicts of interest.

  The Compensation Committee, which is composed of the following directors:
David W. Hardee (chair), James E. McCormick III and J. Barrie Ogilvie, met once during fiscal 1997. The functions of the Compensation Committee are to approve the compensation and benefits (other than stock options granted pursuant to the Company's 1994 Stock Option Plan) for the Company's executive officers and other key employees, and to make recommendations to the Board of Directors regarding such matters.

  The Stock Option Plan Administrative Committee is composed of the following directors: Sam G. Lindsay, David W. Hardee and J. Barrie Ogilvie, did not meet during fiscal 1997. The function of the Stock Option Plan Administrative Committee is to act as the Administrative

Committee of the Company's 1994 Stock Option Plan, including the selection from the eligible participant's those who are to be granted stock options and the number of shares covered by those options.

  To date, none of the incumbent directors is compensated for services in his capacity as a director. The Board of Directors, when appropriate, will consider and act on a proposal to develop a standard arrangement to compensate outside directors (i.e., persons who are not officers of the Company) if it is necessary to attract and maintain such persons to serve on the Company's Board of Directors.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to shares of the Company's Common Stock beneficially owned (or deemed to be beneficially owned) by the Company's directors, nominees for directors, executive officers, and by all directors, nominees and executive officers as of October 31, 1997:


                                       Amount and Nature
          Name and Address of            of Beneficial       Percent of
         Beneficial Owner/(1)/          Ownership/(2)/      Class/(2)(3)/
         ---------------------         -----------------   ---------------

Sam G. Lindsay                            2,151,667/(4)/             34.8%

Robert W. Taylor                                -0-/(5)/                0%

Victor Afable                                   -0-/(6)/                0%

James E. McCormick III                      200,000/(7)/              3.2%

David W. Hardee                             585,000/(8)/              9.3%

Luther H. Hodges, Jr.                       211,667/(9)/              3.4%

Geoffrey S.P. Madden                        50,000/(10)/              0.8%

J. Barrie Ogilvie                          480,000/(11)/              7.8%

All directors, nominees and current      3,558,334                   54.7%
 executive officers as a group
(8 individuals)

----------------
/(1)/ The mailing address of each of Messrs. Lindsay, Taylor, Afable, McCormick and Hardee is c/o Grip Technologies, Inc., 10 Corporate Park, Suite 130, Irvine, California 92606-1540. The mailing address of Mr. Hodges is P. O. Box 9080, Santa Fe, New Mexico 87504. The mailing address for Mr. Madden is c/o Christman, Peters & Madden, 1285 Avenue of the Americas, New York, New York 10019. The mailing address of Mr. Ogilvie is c/o Enviro-Tex Products, Inc., 283 Wilson St. E., Suite 410, Ancaster, Ontario, Canada L9G 2B8.

/(2)/ Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of October 31, 1997, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

/(3)/ The outstanding shares and the percent of class does not include 875,000 shares of Series A Convertible Preferred Stock, which is convertible into 875,000 shares of Common Stock at present conversion ratios. If it were assumed that all of the shares of the Series A Convertible Preferred Stock had been converted into Common Stock, the percent of class would be: Mr. Lindsay, 30.5%; Mr. Taylor, 0%; Mr. Afable, 0%; Mr. McCormick, 2.8%; Mr. Hardee, 8.3%; Mr. Hodges, 3.0%; Mr. Madden, 0.7%; Mr. Ogilvie, 6.8%; and all directors, nominees and current executive officers as a group, 49.4%.

/(4)/ Excludes a five-year Stock Purchase Warrant to purchase 250,000 shares of Common Stock at an exercise price of $.5625 per share.

/(5)/ Mr. Taylor has an option to acquire 100,000 shares at an exercise price of $.4375 per share, with respect to which none of the shares is presently exercisable and an option to acquire 100,000 shares from Mr. Lindsay at an exercise price of $.35 per share, with respect to which none of the shares is presently exercisable.

/(6)/ Mr. Afable has an option to acquire 100,000 shares at an exercise price of $.4375 per share, with respect to which none of the shares is presently exercisable and an option to acquire 100,000 shares from Mr. Lindsay at an exercise price of $.35 per share, with respect to which none of the shares is presently exercisable.

/(7)/ Mr. McCormick has an option to acquire 80,000 shares, with respect to which all 80,000 shares are presently exercisable. In addition, Mr. McCormick has an additional option to acquire 100,000 shares at an exercise price of $.5625 per share, with respect to which none of the shares is presently exercisable.

/(8)/ Includes 485,000 shares of Common Stock owned directly by Mr. Hardee and 100,000 shares of Series A Convertible Preferred Stock owned by Hardee Capital Partners L.P. which are immediately convertible into 100,000 shares of Common Stock. Mr. Hardee has the sole voting and dispositive power with respect to shares owned by Hardee Capital Partners L.P. In addition, Mr. Hardee has an option to acquire 100,000 shares at an exercise price of $.5625 per share, with respect to which none of the shares is presently exercisable.

/(9)/ Includes 50,000 shares owned by the Caroline Company, LLC, a private investment entity in which Mr. Hodges is the Managing Member and owns a one-third interest, and 70,000 shares owned by Phoenix Associates, a subchapter S corporation owned equally by Mr. Hodges and his wife. In addition, the Caroline Company, LLC was issued a convertible promissory note, in the original principal sum of $142,226, which is convertible prior to maturity in February 1999 into 91,667 shares of Common Stock. Mr. Hodges has an option to acquire 10,000 shares at an exercise price of $.5625 per share, with respect to which none of the shares is presently exercisable.

/(10)/ Mr. Madden is a general partner of Christman, Peters & Madden which holds a five-year Stock Purchase Warrant to acquire up to 600,000 shares at an exercise price of $1.50 per share, of which 50,000 shares are presently exercisable. Mr. Madden has an option to acquire 10,000 shares at an exercise price of $.5625 per share, with respect to which none of the shares is presently exercisable.

/(11)/ Mr. Ogilvie has the right to earn up to an additional 320,000 shares pursuant to an earn-out formula based on the gross margins achieved by the Company during its fiscal years ending July 31, 1996, 1997 and 1998, which shares are not included in the above chart. No earn-out shares were earned during fiscal 1996 or 1997.

---------------

            COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

  The following table sets forth for the Company's fiscal years ended July 31, 1997, 1996 and 1995 in prescribed format (those columns and rows which have been omitted had no entries), the compensation for services in all capacities to the Company of those persons who were at July 31, 1997 executive officers of the
Company:

                                                                                        Securities
                Name and                                                                Underlying
           Principal Position              Year   Salary/(1)/     Bonus/(1)/          Stock Options
           ------------------              ----   ------------   -----------        ------------------

Sam G. Lindsay                             1997   $60,000/(2)/            -                    -
President and Chief Executive Officer      1996   $60,000/(2)/      $60,000/(2)/               -
                                           1995   $60,000/(2)/            -                    -

Robert W. Taylor                           1997   $26,667/(3)/            -                    -
Chief Operations and Financial Officer     1996         -                 -                    -
                                           1995         -                 -                    -

James E. McCormick III                     1997         -/(4)/            -                    -
Corporate Secretary                        1996         -/(4)/            -                    -
                                           1995         -/(4)/            -                    -

---------------

/(1)/ Consists of compensation paid or payable by the Company for services rendered during the applicable fiscal year.

/(2)/ Commencing January 1, 1996, Mr. Lindsay's salary has been paid current. Salary payable to Mr. Lindsay for all prior periods in the amount of $145,000 has been accrued. Mr. Lindsay has agreed to defer $6,000 of unreimbursed business expenses for fiscal 1997, $10,275 of unreimbursed business expenses for fiscal 1996, $16,905 in unreimbursed business expenses for fiscal 1995 and $20,179 in unreimbursed business expenses prior to fiscal 1995. In addition, the $60,000 bonus awarded to Mr. Lindsay during fiscal 1996 and interest owing to Mr. Lindsay in the amount of $163,320 on loans made to the Company have also been accrued. The total of the deferred and accrued amounts was $421,679, which was reduced to a demand promissory note bearing interest at 10% per annum as of July 31, 1997.

/(3)/ Mr. Taylor joined the Company in April 1997. His annual base salary is $80,000.

/(4)/ Mr. McCormick is not paid a salary or a bonus by the Company, however, he is entitled to compensation from the Company for legal services provided. The Company owes Mr. McCormick $49,677 for legal services and costs advanced during fiscal 1997, $59,382 for legal services and costs advanced during fiscal 1996, $20,712 for legal services and costs advanced during fiscal 1995, and $65,510 in legal services and costs advanced prior to fiscal 1995. The total amounts due Mr. McCormick as of July 31, 1997 were reduced to a demand promissory note bearing interest at 10% per annum.

----------------

OPTION GRANTS IN LAST FISCAL YEAR

     There were no options granted to executive officers of the Company during fiscal 1997. However, subsequent to year-end, options covering 540,000 shares were issued to two executive officers, two key employees, and four directors (one of whom is also an officer of the Company), at exercise prices ranging from $.4375 to $.5625 per share.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     No options were exercised during fiscal 1997. The only unexercised option held as of the end of July 31, 1997 by an executive officer of the Company was an option covering 80,000 shares, with an exercise price of $1.00 per share, granted to Mr. McCormick. Since the closing sale price for the Company's Common Stock as reported on the Over the Counter Electronic Bulletin Board was $.375, the option was underwater.

     During fiscal 1997, options covering 250,000 shares, having exercise prices ranging from $1.00 to $1.375 expired unexercised upon the resignation of three executive officers.

EMPLOYMENT CONTRACTS


     On September 26, 1997, the Company entered into an Employment Agreement with Victor Afable pursuant to which the Company agreed to employ Mr. Afable as a Vice President-Sales and Marketing for a five (5) year term at an annual base salary of $100,000. Pursuant to the Employment Agreement, the Company paid Mr. Afable a signing bonus of $3,000, agreed to pay his reasonable relocation expenses and to purchase and allow him to use a corporate country club membership and to pay the monthly dues therefor. In addition, pursuant to the Employment Agreement, the Company agreed to issue Mr. Afable stock options covering 100,000 shares, which were granted in October 1997 at $.4375 per share, and to grant an additional option covering 100,000 shares during calendar 1998. The options have a five-year term and vest over three years from the date of grant. Mr. Lindsay agreed to guarantee payment by the Company of Mr. Afable=s annual salary for his first year of employment, and granted Mr. Afable an option to purchase 100,000 shares owned by Mr. Lindsay at $.35 per share. The option granted by Mr. Lindsay has a five-year term and vests over three years from the date of grant.

     The Company also intends to enter into an Employment Agreement with Mr. Taylor on terms to be finalized. In addition, Mr. Lindsay and Mr. Taylor are finalizing the terms of an option to purchase shares owned by Mr. Lindsay.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, Messrs. Hardee, McCormick and Ogilvie served on the Compensation Committee and Messrs. Lindsay, Hardee and Ogilvie served on the Stock Option Administrative Committee. Mr. Lindsay is the President and Chief Executive Officer and a director of the Company and USGRIPS, Inc., its wholly-owned subsidiary. Mr. McCormick is the Corporate Secretary and a director of the Company and USGRIPS, Inc. See disclosures under caption "Certain Relationships and Other Transactions" regarding Messrs. Lindsay, McCormick and Ogilvie. To the best knowledge of the Company, during fiscal 1997 there was no interlock which existed which is required to be disclosed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the Company's past three fiscal years, Sam G. Lindsay, its President and Chief Executive Officer and a director has had a material interest in various transactions with or on behalf of the Company. In November 1993, Mr. Lindsay personally guaranteed the Company's $50,000 promissory note delivered to its landlord to pay for leasehold improvements to the Company;s former facilities in Irvine, California. During fiscal 1995, Mr. Lindsay was substituted as a guarantor of the Company's bank loan, which loan was assumed by the Company in connection with the acquisition of certain assets from Poulin Progrip, Inc. in August 1993. In connection therewith, Mr. Lindsay pledged securities of an unrelated entity as collateral for his guaranty. In May 1996, Mr. Lindsay advanced the Company $50,000 which was repaid on June 14, 1996 without interest. As of July 31, 1996, Mr. Lindsay converted $535,000, representing the principal amount of various loans made by Mr. Lindsay to the Company, into 356,667 shares of Common Stock at a conversion price of $1.50 per share. Mr. Lindsay has posted certificates of deposit in the aggregate amount of $980,000 as collateral to secure term loans and a revolving credit loan obtained by the Company from a bank. Mr. Lindsay co-signed with the Company on its $400,000 bank line of credit. As of July 31, 1995, the Company and Mr. Lindsay executed a Security Agreement securing the Company's liabilities and obligations to Mr. Lindsay, which Security Agreement was amended as of July 31, 1997. The Security Agreement covers all of the Company's accounts receivable, inventory, general intangibles, technology and intangible assets of the Company. In consideration for Mr. Lindsay providing collateral to the bank to secure loans obtained by the Company, which has reduced the Company's borrowing rate to approximately 4% per annum, the Company authorized, commencing August 1, 1996, the payment to Mr. Lindsay of an amount equal to 6% per annum on the value of the collateral posted by Mr. Lindsay at any time or from time to time as security for loans obtained by the Company from the bank. The Board of Directors concluded that a 10% effective borrowing rate for this corporation from the bank would be fair to the Company and would be better than any other alternative presently known or available to the Company. This arrangement was terminated in or about September 1996 when the Company's bank loans were rewritten to market interest rates. Since July 1997, Mr. Lindsay has loaned the Company an additional $500,000, which is represented by demand promissory notes, each bearing interest at 10% per annum, and each of which is secured pursuant to the Security Agreement. As additional consideration to Mr. Lindsay for the current and past loans and other financial accommodations to the Company, in November 1997 Mr. Lindsay was issued a five-year Stock Purchase Warrant covering 250,000 shares of Common Stock of the Company, bearing an exercise price of $.5625 per share. The Warrant vests at the rate of 25,000 shares per calendar quarter.

     James E. McCormick III, the Corporate Secretary and a director of the Company, has provided legal services to the Company since its inception. Mr. McCormick was owed $195,281, $145,604 and $86,222, respectively, as of July 31, 1997, 1996 and 1995. As of July 31, 1997, the obligation was reduced to a demand promissory note, bearing interest at the rate of 10% per annum. In November 1997, Mr. McCormick was granted a stock option under the Company's 1994 Stock Option Plan covering 100,000 shares of Common Stock at an exercise price of $.5625 per share. The option has a five-year term and vests in equal amounts over a three-year period.

     In September 1995, the Company merged USGRIPS, Inc. into a wholly-owned subsidiary. Mr. Ogilvie and Paul Herber were the sole shareholders of USGRIPS, Inc. In connection with the merger, the Company issued to Messrs. Ogilvie and Herber 600,000 shares of its Common

Stock, and agreed to issue up to an additional 400,000 shares pursuant to an earn-out formula based on the Company's gross margins, and Mr. Ogilvie delivered to the Company a Noncompetition Agreement, having a term of five years, for which no separate consideration was allocated. Subsequent to the merger, the Company repaid a debt owed by USGRIPS, Inc. to Mr. Ogilvie in the amount of $400,000 and Mr. Ogilvie repaid $60,000 which had been advanced to him by the Company prior to the merger. After the consummation of the merger, Mr. Ogilvie was appointed a director of the Company and Mr. Herber was employed by the Company and was elected Vice President of OEM Sales. In November 1996 Mr. Herber resigned from this position and became an independent sales representative for the Company. Subsequent to July 1997, Mr. Herber left the Company to pursue other interests. The Board of Directors has decided not to renominate Mr. Ogilvie to serve as a director.

     In November 1997, Mr. Hardee was granted a stock option under the Company=' 1994 Stock Option Plan covering 100,000 shares of Common Stock at an exercise price of $.5625 per share in recognition of the services he has provided to the Company since December 1994 without compensation. The option has a five-year term and vests in equal amounts over a three-year period.

     In November 1997, the Board of Directors agreed to grant to each new director of the Company, including Messrs. Hodges and Madden, a stock option under the Company's 1994 Stock Option Plan covering 10,000 shares of Common Stock at an exercise price equal to the Fair Market Value of the shares on the date of grant, and to provide for annual grants to Non-Employee Directors of 10,000 shares per year, to be granted as of the date of each Annual Meeting, commencing with the Annual Meeting to be held on 1998.

     Mr. Hodges is the Managing Member and a one-third owner of The Caroline Company, LLC, which has loaned to the Company an aggregate of $137,500 since February 1996. In May 1997, the Company issued a Convertible Promissory Note to The Caroline Company, LLC in the principal sum of $137,500 plus $4,726 of accrued but unpaid interest, which is convertible into shares of Common Stock at $1.50 per share. In June 1997, Phoenix Associates, a subchapter S corporation owned by Mr. Hodges and his wife, exercised Stock Purchase Warrants originally issued to The Caroline Company, LLC covering 70,000 shares, at an exercise price of $.75 per share, pursuant to an identical offer to all warrant holders to encourage them to exercise their warrants.

     In November 1997, the Company and Christman, Peters & Madden ("CPM") signed an engagement letter pursuant to which the Company exclusively engaged CPM to provide financial advisory and other services in connection with financings, as well as mergers and acquisitions by the Company. Concurrently therewith, in consideration for CPM's services, the Company issued CPM a five-year Stock Purchase Warrant covering 600,000 shares having an exercise price of $1.50 per share. The Stock Purchase Warrant vests over two years and a portion is performance based. The number of shares subject of the Warrant and the exercise price are subject to various antidilution adjustments, including, with certain exceptions, adjustments for issuances or grants of options, warrants or other convertible securities at prices less than the exercise price of the Warrant. Pursuant to the engagement letter, the Company has agreed for a period of three years to nominate and support Mr. Madden, or another representative of CPM, as a director of the Company.

SECTION 16 REPORTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (collectively the "Insiders"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, all of the Section 16(a) reports have been timely filed during the 1997 fiscal year by each person required to do so.

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee has furnished the following report:

     Compensation Philosophy. The Company's current compensation philosophy is to relate the compensation of the Company's executive officers to comparable compensation and benefits of competitive companies, bearing in mind that the Company has sustained historical losses and is undercapitalized. A portion of the Company's compensation is included in stock ownership and stock options and stock purchase warrants which will tie the executive officers' compensation to the Company's performance that contributes to increased value for all of the Company's shareholders.

     Goals. The goals of the Company's compensation policies is to assure that all executive officers are adequately and fairly compensated for their efforts and contributions to the Company and to motivate the Company's executive officers to build and service sales, to develop new and better products, and to create an organization which will support those increased sales and new product development. Where appropriate, performance-oriented and incentive-based compensation will be offered based on the Company exceeding various sales goals. The ultimate goal is to assure that compensation policies allow the Company to attract and retain top quality management.

     Compensation of Chief Executive Officer. The compensation payable to the Company's Chief Executive Officer was set prior to the exchange reorganization, effective January 15, 1994, in which the Company became a public company. The level of compensation was arbitrarily set, and it is believed that Mr. Lindsay's compensation is substantially below compensation payable to Chief Executive Officers of comparable companies. In light of the past deferrals and the below-market salary, the Compensation Committee will recommend to the Board of Directors an increase in Mr. Lindsay's base annual salary when it is determined that the Company can afford to do so.

     Review of Executive Officers' Salaries. The compensation payable to all of the executive officers of the Company will be reviewed periodically.


                             David W. Hardee, Chair

                             James E. McCormick III



PERFORMANCE GRAPH


  The following graph indicates the performance of the cumulative total return to the shareholders of the Company=s Common Stock since July 1994 in comparison to the cumulative total return, assuming an investment of $100 and reinvestment of dividends, on the S&P Small Cap 600 and in Royal Grip, Inc.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
       AMONG GRIP TECHNOLOGIES, INC., S&P 500 INDEX AND ROYAL GRIP INC.

                        PERFORMANCE GRAPH APPEARS HERE

                             Jul-94    Jul-95    Jul-96    Jul-97
                             -------   -------   -------   -------

Grip Technologies, Inc.      $100.00   $105.49   $ 58.02   $ 23.76

S&P Small Cap 600            $100.00   $120.65   $130.22   $179.18

Royal Grip, Inc.             $100.00   $ 45.31   $ 56.25   $ 40.63

     Stock price performance of the Company reflected in the above graph is not necessarily indicative of future price performance.


                                 MISCELLANEOUS

INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP to serve as the Company's independent accountants for the 1998 fiscal year. One or more representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

OTHER MATTERS

  The Board of Directors is not aware of any matters to be brought before the Annual Meeting other than as stated in the Notice of Annual Meeting. However, if any other matters properly come before the meeting, it is the intention of the proxy holders to vote in their discretion on such matters pursuant to the authority granted in the proxy.

COST OF SOLICITING PROXIES

  The expense of preparing and mailing the Notice of Annual Meeting, the Proxy Statement and the proxy card(s) will be paid by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and regular employees of the Company (who will receive no additional consideration) by personal interviews, telephone, telegraph and facsimile. It is anticipated that banks, custodians, nominees and fiduciaries will forward proxy soliciting materials to beneficial owners of the Company's Common Stock and that such persons will be reimbursed by the Company for their expenses incurred in so doing.

SHAREHOLDER PROPOSALS

  The 1998 Annual Meeting of Shareholders is presently expected to be held on or about December 15, 1998. To be considered for inclusion in the Company's proxy statement for the 1998 Annual Meeting, proposals of shareholders intended to be presented at the 1998 Annual Meeting must be received by the Corporate Secretary, Grip Technologies, Inc., 10 Corporate Park, Suite 130, Irvine, California 92606-1540, no later than July 23, 1998.

                                    By Order of the Board of Directors



                                    James E. McCormick III
                                    Corporate Secretary

November 25, 1997

                            GRIP TECHNOLOGIES, INC.
PROXY                                                                      PROXY
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Sam G. Lindsay and James E. McCormick III, jointly and severally, proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Grip Technologies, Inc. to be held on December 19, 1997, or at any postponement or adjournments thereof, as specified on the reverse side hereof, and to vote in their discretion on such other business as may properly come before the Meeting.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1

1. Election of Sam G. Lindsay, James E. McCormick III, David W. Hardee, Luther
   H. Hodges, Jr. and Geoffrey S.P. Madden as directors of the Company.

                          [_] FOR[_] AGAINST [_] ABSTAIN

  (NOTE: If you want to vote in favor of less than all of the nominees, check the FOR box and cross out the names of the individuals for whom you do not desire to vote. If you want to vote against the entire slate, check the AGAINST box.)



  Unless otherwise specified by the undersigned, this proxy will be voted FOR Proposal 1 and will be voted by the proxyholders at their discretion as to any other matters properly transacted at the Meeting. To vote in accordance with the Board of Directors' recommendations just sign below, no boxes need be checked.

                                                   Dated:         , 1997
                                                   ____________________________
                                                       Name of Stockholder
                                                   ____________________________
                                                     Signature of Stockholder

                                                   Please sign exactly as name
                                                   appears hereon. If signing
                                                   as an attorney, executor,
                                                   administrator, trustee or
                                                   guardian, please give full
                                                   title as such, and if
                                                   signing for corporation,
                                                   give your title. When
                                                   shares are in the names of
                                                   more than one person, each
                                                   should sign.

If you plan to attend the Annual Meeting, please check here [_]